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                                                                  Exhibit 99H(6)

                            LEADER MONEY MARKET FUND
                        LEADER TREASURY MONEY MARKET FUND
                       LEADER TAX-EXEMPT MONEY MARKET FUND

                        RULE 2a-7 POLICIES AND PROCEDURES

                                  June 1, 1999
                           As Revised August __, 2000


         The Board of Trustees of Leader Mutual Funds (formerly "Magna Funds") (the "Trust") has determined it to be in the best interests of each of the Trust's Leader Money Market Fund, Leader Treasury Money Market Fund and Leader Tax-Exempt Money Market Fund (each a "Fund" and together the "Funds") and their respective shareholders to maintain a stable net value per share by applying the Amortized Cost Method defined in Rule 2a-7 under the Investment Company Act of 1940, as amended ("Rule 2a-7"). No Fund shall continue to calculate its net asset value by the Amortized Cost Method if the Board of Trustees shall find that this method no longer fairly reflects the Fund's market-based net asset value per share.

         The Board of Trustees hereby delegates to Union Planters Bank, National Association, each Fund's investment adviser (the "Adviser"), to the fullest extent permitted by Rule 2a-7 and in accordance with these procedures, the responsibility to make any determinations required by Rule 2a-7 to be made by the Board of Trustees. The Adviser shall immediately notify the Board of Trustees of any failure to comply with any applicable provision of governing law.

         All capitalized terms used in this document and not defined herein shall have the same definitions given to such terms in Rule 2a-7.

         A.       MONITORING PORTFOLIO CREDIT RISK

         Subject to the restrictions set forth in Rule 2a-7 and these procedures, and the investment policies and restrictions set forth in the relevant Fund's prospectus and statement of additional information, a Fund may invest in any United States Dollar-Denominated investments that, at the time of Acquisition, are Eligible Securities that the Adviser has determined, pursuant to these Rule 2a-7 Policies and Procedures, present minimal credit risks.

         The Adviser's determination that an investment presents minimal credit risks shall be made at the time of Acquisition in light of its rating, if any, by a NRSRO, and of the Adviser's analysis of factors relating to the credit quality of the security's issuer. The relevant factors to be considered for commercial paper and other corporate debt are listed in ATTACHMENT A, and those for bank obligations are listed in ATTACHMENT B. The Adviser shall prepare, maintain and


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preserve a written record of its determination regarding an investment's minimal credit risks, and of the NRSRO ratings (if any) relating to the investment, as provided by Rule 2a-7.

         In the case of a security held in a Fund's portfolio for which maturity is determined by reference to a Demand Feature, the Adviser shall review on an ongoing basis whether the security continues to present minimal credit risks. Such review shall include analysis of financial data for the most recent fiscal year of the issuer of the Demand Feature, and, in the case of a security subject to a Conditional Demand Feature, an analysis of such data relating to the issuer of either the security or any Guarantee of such security, in accordance with paragraph (c)(3)(iv) of Rule 2a-7, whether the data is publicly available or provided under the security's governing documents.

         For each portfolio security of a Fund that is subject to one or more Demand Features or Guarantees, the Adviser shall determine at the time such security is Acquired, and shall evaluate not less frequently than quarterly, whether the Fund is relying on a Demand Feature or Guarantee to determine the quality, maturity or liquidity of such portfolio security.

         For each Variable Rate Security or Floating Rate Security held in a Fund's portfolio that does not have a Demand Feature, and for which maturity is determined in accordance with paragraphs (d)(1), (d)(2) or (d)(4) of Rule 2a-7, the Adviser shall determine, not less frequently than quarterly, whether the interest rate formula, upon readjustment of its interest rate, can reasonably be expected to cause the security to have a market value that approximates its amortized cost value.

         For each Asset Backed Security ("ABS") held in the Fund's portfolio, the Adviser shall determine, not less frequently than quarterly, for the purposes of paragraph (c)(4)(ii)(D) of Rule 2a-7, the number of Ten Percent Obligors (as defined in such paragraph) deemed to be issuers of all or a portion of the ABS. However, no such periodic determination need be made by the Adviser with respect to any ABS that the Adviser has initially determined, at the time of Acquisition, will not have, or is unlikely to have, Ten Percent Obligors deemed to be issuers of all or a portion of the ABS for the purposes of paragraph (c)(4)(ii)(D) of Rule 2a-7. The Adviser shall maintain written records of all such initial determinations.

         B. STABILIZATION OF NET ASSET VALUE PER SHARE

         1. The Adviser shall determine and verify, not less frequently than weekly, each Fund's market-based net asset value per share and the deviation of such value from the Fund's amortized cost per share, and shall maintain a record of the manner in which the determination of the Fund's market-based net asset value per share is made. In determining such value, the Adviser shall value all portfolio securities for which market quotations are readily available at market values, and all portfolio securities for which market quotations are not readily available at their fair value as determined by the Adviser, subject to the following procedures:

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                  (a) In determining the market-based value of any security, the
         Adviser may use actual quotations or estimates of market value, including pricing service estimates of market value selected by the Adviser as appropriate indicators of value. The Adviser may use values obtained from yield data relating to classes of portfolio securities, provided that any pricing system based on yield data is based on market quotations for sufficient numbers of securities to be a representative sample of each class of portfolio securities, both in the types of securities and in the quality of securities.

                  (b) The Adviser may delegate any of the functions described in this paragraph 1, provided it monitors the quality of the delegate's performance not less frequently than weekly.

         2. In the event that the deviation between the amortized cost per share and market-based net asset value per share of a Fund determined as provided in paragraph 1 exceeds 1/4 of 1 percent, the Adviser shall immediately inform the President, Treasurer and Secretary of the Fund; in the event that such deviation exceeds 3/8 of 1 percent, the President, Treasurer or Secretary shall promptly call a meeting of the Board of Trustees; and in the event that such deviation exceeds 1/2 of 1 percent, the Board of Trustees shall promptly consider what action, if any, should be initiated and, if the Board believes that the extent of the deviation may result in material dilution or other unfair results to investors or existing shareholders, it shall cause the Fund to take what the Board deems appropriate action to eliminate or reduce to the extent reasonably practicable such dilution or unfair results.

         3. The Adviser shall provide the Board with quarterly written reports setting forth each Fund's amortized cost and market-based net asset value per share, and the deviation between them, as of each date during the previous quarter when such information was determined as provided in paragraph 1; and the Adviser shall promptly inform the Board of Trustees if, in the view of the Adviser, changes in the market for short-term portfolio securities or other circumstances make it advisable to reconsider portfolio valuation based upon amortized cost. The Adviser shall also provide the Board annually with a written report setting forth the methods used by the Adviser to calculate the deviation between each Fund's amortized cost and market-based net asset value per share.

         C. OTHER COMPLIANCE PROCEDURES

         In addition to Rule 2a-7's requirements regarding each Fund portfolios' maturity, quality and diversification, the Adviser shall comply with the following procedures:

         1. If a portfolio security ceases to qualify as a First Tier Security (either because it no longer has the highest rating from the requisite NRSROs or because, in the case of any Unrated Security, the Adviser determines that it is no longer of comparable quality to a

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First Tier Security), the Adviser shall promptly reassess whether such security continues to present minimal credit risks, and shall cause the relevant Fund to take such action as the Adviser determines is in the best interests of the Fund and its shareholders, provided that such reassessment shall not be required if the Adviser causes the Fund to dispose of such security (or the security matures) within five Business Days of its ceasing to so qualify.

         2. If the Adviser becomes aware that any Unrated Security or Second Tier Security in a Fund's portfolio has, since the security was Acquired by the Fund, been given a rating below a NRSRO's second highest rating category by that NRSRO, the Adviser shall promptly reassess whether such security continues to present minimal credit risks and shall cause the Fund to take such action as the Adviser determines is in the best interests of the Fund and its shareholders, provided that such reassessment shall not be required if the Adviser (A) causes the Fund to dispose of the security (or the security matures) within five Business Days of the Adviser's becoming aware of the rating and (B) notifies the Board of Trustees of such action.

         3. If after any rating downgrade of a portfolio security, more than five percent of a Fund's Total Assets are invested in Second Tier Securities issued by or subject to Demand Features from a single institution, the Adviser shall promptly notify the Board of Trustees. Absent a finding by the Board of Trustees that disposal of the portfolio security would not be in the interests of the Fund, the Adviser shall reduce the Fund's investment in such Second Tier Securities to no more than five percent of Total Assets by exercising such Demand Features at the next succeeding exercise date(s).

         4. If either

                  (i) a default occurs with respect to a portfolio security, other than an immaterial default unrelated to the financial condition of the issuer;

                  (ii) a portfolio security ceases to be an Eligible Security;

                  (iii) the Adviser determines that a portfolio security no longer presents minimal credit risks; or

                  (iv) an Event of Insolvency occurs with respect to the issuer of a portfolio security or the provider of any Demand Feature or Guarantee;

then, absent a finding by the Board of Trustees that such action would not be in the best interests of the Fund, the Adviser shall dispose of such security as soon as practicable consistent with achieving an orderly disposition of the security. If immediately prior to an occurrence of events (i) or (iv), the portfolio securities involved accounted for 1/2 of 1 percent or more of a Fund's Total Assets, the Adviser shall promptly notify the President, Treasurer or

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Secretary of the Fund who, in consultation with legal counsel for the Fund, shall promptly notify the Securities and Exchange Commission and the Board of Trustees of such fact and of the actions the Fund intends to take in response to such situation.

         For the purposes of the foregoing paragraph, if (a) in the case of a security subject to a Demand Feature, the Demand Feature has been exercised and the Fund has recovered either the principal amount or the amortized cost of the security, plus accrued interest; or (b) in the case of a Guarantee, the provider of the Guarantee is continuing, without protest, to make payments as due on the security, then a security subject to a Demand Feature or Guarantee shall not be deemed to be in default (and an Event of Insolvency with respect to the security shall not be deemed to have occurred).

         5. The President, Treasurer or Secretary may call a meeting of the Board of Trustees, or any committee of the Board designated by the Board for this purpose (the "Committee"), for the consideration of any matter referred to in this Part C of these Rule 2a-7 Policies and Procedures. In the event the Board of Trustees designates such a Committee, the Committee shall have the full power, in lieu of the Board of Trustees, to take any action in connection with any such matter that could be taken by the full Board of Trustees.

         D. OVERSIGHT BY BOARD OF TRUSTEES

         The Adviser shall furnish to the Board of Trustees for their review on at least a quarterly basis a list of the investments held by each Fund. At least annually, the Board of Trustees shall review these Rule 2a-7 Policies and Procedures and the procedures under which the Adviser carries out its functions hereunder. The Adviser shall submit a written report to the Board of Trustees, not less frequently than quarterly, representing that each Fund is, and has been during the preceding quarter, in compliance with Rule 2a-7 and with these Rule 2a-7 Policies and Procedures. The Adviser shall notify the Board of Trustees promptly in writing if at any time a Fund is not in compliance with Rule 2a-7 or these Rule 2a-7 Policies and Procedures.

         E. RECORDKEEPING

         The Adviser shall be responsible for maintaining and preserving all records required by Rule 2a-7 or these Rule 2a-7 Policies and Procedures.


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         ATTACHMENT A

                        COMMERCIAL PAPER CREDIT STANDARDS

         In the commercial paper and corporate debt context, the Adviser will analyze each issuer of a security in light of a number of factors, which will include some or all of the following as deemed relevant or appropriate by the Adviser in the particular case:

         1.       The business in which a company operates

         2.       The management's reputation

         3.       Balance sheet analysis:

                  a.       Working capital

                  b.       Cash and marketable securities to short term debt

                  c.       Debt to total capitalization

         4.       Income Statement analysis:

                  a.       Revenue growth

                  b.       Operating margins

                  c.       Interest coverage

                  d.       Earnings growth

         5.       Other factors such as:

                  a.       Availability of bank lines

                  b.       Contingent liabilities

                  c.       Litigation

                  d.       Operating lease obligations

                  e.       Keep-well agreements

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         ATTACHMENT B

                 BANK AND BANK HOLDING COMPANY CREDIT STANDARDS

         In the case of a security issued by a bank or bank holding company, the Adviser will analyze each issuer in light of a number of factors, which will include some or all of the following as deemed relevant or appropriate by the Adviser in the particular case:

         1.       Operating Environment

                  a. Structure and regulatory framework of the bank's domestic financial system

                  b. Concentration within the banking system and the bank's importance in its domestic capital market

                  c.       Access to dollar-denominated capital markets.

         2.       Quality of Management

                  a.       Depth and breadth of managerial team

                  b. Performance and changing competitive and regulatory environments

         3.       Financial Strength

                  a.       Determination of asset quality as indicated by:

                           i. Loan mix-exposure to real estate, highly-leveraged transactions and lesser developed country debt

                           ii. Percentage of nonperforming assets as well as the absolute value of such assets

                           iii. Provision for loan losses, the loss reserve and the net charge-offs

                  b.       Measurement of profitability as indicated by:

                           i.       Return on assets

                           ii.      Return on equity

                           iii.     Net interest margin

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                  c.       Determination of capital adequacy as indicated by:

                           i.       Total equity as a percentage of total assets

                           ii.      Total equity as a percentage of loans

                           iii.     Tier I capital

                  d.       Evaluation of liquidity based on:

                           i.       Reliance on net purchased funds

                           ii.      Percentage of liquid asset holdings

         In addition, for bank holding company debt, the Adviser will also evaluate some or all of the following factors, as deemed relevant or appropriate by the Adviser in the particular case:

         1.       Capital adequacy and degree of double leverage

         2. Dependability of cash flows as measured by the ability of subsidiaries to maintain the dividend stream

         3. Sources of liquidity - liquid assets, access to the capital market and existing bank lines

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